Exhibit 99.1

FOR IMMEDIATE RELEASE		October 24, 2005

Contact:	Warren Antler The Altman Group (212) 400-2605
Brantley Capital Corp. Announces
Write-Downs and Potential Additional Liabilities
Arising From a Preliminary Review of Its Portfolio
     Purchase, N.Y., October 24, 2005 — Brantley Capital Corporation (OTC:BBDC) announced today that it expects to write down the value of certain of its portfolio investments and may be responsible for certain previously undisclosed liabilities.
     Following the previously-announced severance of its investment advisory relationship with Brantley Capital Management LLC, Brantley Capital Corporation commenced a review of its portfolio holdings and has preliminarily determined that its investments in Flight Options International, Inc. and Disposable Products Co., LLC appear to have no value. The previously announced fair values of such investments were $21.9 million and $3.9 million respectively. The ultimate value, if any, of the Company’s investment in Flight Options International is subject to the outcome of ongoing litigation. In addition, the Board of Directors of Brantley Capital Corp. has learned that the Company may be liable for an additional approximately $1.4 million of liabilities incurred by Disposable Products Co., LLC, which the latter company appears to be unable to service. Robert P. Pinkas, the Company’s former Chairman, Chief Executive Officer and Treasurer has an indirect equity interest in Disposable Products Co., LLC and serves as its Chairman. These potential liabilities have not been previously disclosed in Brantley Capital Corp.’s financial statements or in its SEC filings and were not disclosed to or authorized by Brantley Capital Corp.’s Board of Directors. Brantley Capital Corp. may have meritorious claims for the recovery of certain amounts and/or defenses against claims by others arising from these matters but it cautions that the prospects for recouping such amounts are uncertain.
     “The Board of Directors has been unpleasantly surprised to learn that our former management team committed the Company to a variety of significant financial obligations without our knowledge or consent,” stated Phillip Goldstein, Chairman of the Board of Brantley Capital Corp. “As we don’t have all the facts yet, we have not yet determined what action we will take,” added Mr. Goldstein.
     The Company further reported that it has apprised the Securities and Exchange Commission of its findings regarding these matters and continues to cooperate with the SEC in its previously-announced investigation of the Company.
     The Company cautioned that its review of these matters, as well as its other portfolio holdings, is in its early stages.
About Brantley Capital Corporation
     Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.
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